Exhibit 10.1

SHAREHOLDERS AGREEMENT

BY AND AMONG

CC KDC CO-INVEST LP (CAYMAN)

AND

CDP INVESTISSEMENTS INC.

AND

UPPER INVEST LTD.

AND

KNOWLTON DEVELOPMENT CORPORATION, INC.

[●], 2021

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- ii -

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is made effective as of [●], 2021.

BY AND AMONG:

KNOWLTON DEVELOPMENT CORPORATION, INC., a corporation governed by the laws of the Province of British Columbia;

- and –

CC KDC CO-INVEST LP (CAYMAN), a limited partnership governed by the laws of the Cayman Islands (“Cornell”);

- and –

CDP INVESTISSEMENTS INC., a corporation governed by the laws of the Province of Québec (“CDPI”)

- and –

UPPER INVEST LTD., a corporation governed by the laws of Guernsey (“Upper Invest”).

WHEREAS on the date hereof, the Corporation (as defined herein) will consummate an underwritten initial public offering (the “IPO”) of Common Shares (as defined herein) of the Corporation; and

WHEREAS Cornell, CDPI, Upper Invest and the Corporation have agreed to enter into this Agreement to set forth certain agreements governing the relationship of the Parties (as defined herein) in relation to the Corporation and with respect to their ownership, directly or indirectly, of the Shares (as defined herein) following the completion of the IPO.

NOW THEREFORE, in consideration of the above recitals and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Act” means the Business Corporations Act (British Columbia).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such specified Person, provided, that the term “Affiliate” shall exclude any portfolio company of Cornell and CDPI or their respective Affiliates.

“Agreement” means this shareholders agreement, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Articles” means the articles of the Corporation, as in effect upon completion of the IPO, and as such articles may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance with applicable Laws.

“Authorized Recipient” has the meaning ascribed to such term in Section 5.1(1).

“Board” means the board of directors of the Corporation as elected or appointed from time to time.

“Board Observer” has the meaning ascribed to such term in Section 3.10.

“Business Day” means any day on which banks are open for business in New York City, New York and Montreal, Québec (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of the foregoing localities).

“Canadian Securities Laws” means the securities legislation in each of the provinces and territories of Canada, including all rules, regulations, instruments, policies, published policy statements and blanket orders thereunder or issued by one or more of the securities regulatory authority in each of the provinces and territories of Canada.

“CDPI” has the meaning ascribed to such term in the recitals.

“CDPI Group” means, collectively, CDPI and any CDPI Permitted Holder that holds Shares from time to time.

“CDPI Nominee” means, in respect of a Director Election Meeting, such individual presented by CDPI for election as Director at such meeting.

“CDPI Permitted Holder” means any Person that is Controlled or managed by CDPI or an Affiliate of CDPI.

“Chief Executive Officer” means the President and Chief Executive Officer of the Corporation (or the equivalent successor position).

“Common Shares” means the common shares in the capital of the Corporation, as contemplated under the Articles.

“Confidential Information” has the meaning ascribed to such term in Section 5.1(1), subject to the exclusions set forth in Section 5.1(3).

“Control” means (a) in relation to a Person that is a body corporate, the beneficial ownership, directly or indirectly, of voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) carrying more than 50% of the voting rights attached to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) or the right to elect or appoint a majority of the board of directors (or the equivalent) of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and (b) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (i) the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attached to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), or (ii) the ownership, directly or indirectly, of voting securities or other interests of a Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) (such as a general partner) or the holding of a position (such as trustee) entitling the owner or holder thereof to exercise control and direction over the activities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and “Controls” and “Controlled” shall have corresponding meanings.

“Cornell” has the meaning ascribed to such term in the recitals.

“Cornell Director” has the meaning ascribed to such term in Section 3.9.

“Cornell Group” means, collectively, Cornell and any Cornell Permitted Holder that holds Shares from time to time.

“Cornell Nominee” means, in respect of a Director Election Meeting, such individual presented by Cornell for election as Director at such meeting.

“Cornell Permitted Holder” means any funds managed or advised by Cornell or any of its Affiliates, in each case provided that it is Controlled, managed or advised by Cornell or an Affiliate of Cornell.

“Corporation” means Knowlton Development Corporation, Inc. and any of its successors and assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization.

“Director Election Meeting” means any meeting of shareholders of the Corporation at which Directors are to be elected.

“Directors” means the Persons who are elected or appointed as directors of the Corporation in accordance with this Agreement and applicable Law.

“Disproportionately Adverse” means disproportionately adverse to the interests of a shareholder as compared to any other shareholder, and “Disproportionately Adversely” shall have a corresponding meaning.

“Effective Date” has the meaning ascribed to such term in Section 2.1.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Governmental Entity” means (a) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, authority, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (b) any subdivision or authority of any of the above; and (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Headquarters” means a location where the Corporation’s and Knowlton’s management conducts meetings related to functions such as strategic planning, finance, accounting, legal, business development and human resources.

“Independent”, in reference to an individual Board nominee, including a CDPI Nominee, a Cornell Nominee or an Upper Invest Nominee, means that such individual is “independent” as determined by the Board in accordance with Canadian Securities Laws and the rules of the NYSE, including subsection 1.2(1) of National Instrument 58-101 – Disclosure of Corporate Governance Practices (in Québec, Regulation 58-101 respecting Disclosure of Corporate Governance Practices) and, as applied to any member of the audit committee of the Board only, Rule 10A-3 Listing Standards Relating to Audit Committees promulgated under the Exchange Act.

“IPO” has the meaning ascribed to such term in the recitals.

“Knowlton” means kdc/one Development Corporation, Inc. and any of its successors and assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization.

“Laws” means: (a) all laws, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (c) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.

“Nominee” means, in respect of a Director Election Meeting, such individual presented by management of the Corporation to its shareholders for election as Director at such meeting, including, for the avoidance of doubt, any Cornell Nominee, CDPI Nominee and Upper Invest Nominee.

“Notice” has the meaning ascribed to such term in Section 6.2.

“NYSE” means the New York Stock Exchange, and includes any successor stock exchange.

“Parties” means, collectively, the Corporation, Cornell, CDPI and Upper Invest.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Proportionate Voting Interest” means, at any time, with respect to each Shareholder Group, such Shareholder Group’s proportionate voting interest in the Shares expressed as a percentage, which percentage is determined by dividing: (a) the aggregate number of votes to which the Shares held by such Shareholder Group are entitled under the Articles, by (b) the aggregate number of votes to which the total number of issued and outstanding Shares are entitled under the Articles.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Effective Date between the Corporation, Cornell and CDPI, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Representatives” means, collectively, with respect to any Person, that Person’s officers, directors, employees, equityholders, consultants, advisors, agents, mandataries or other representatives (including counsel, accountants, investment bankers and financial advisors).

“Shareholder Group” means any of: (a) the Cornell Group; (b) the CDPI Group, and (c) the Upper Invest Group, and “Shareholder Groups” means all of them.

“Shares” means the Common Shares, as described in the Articles, as well as any other voting shares in the capital of the Corporation which are issued in a class of shares that is added to the authorized capital of the Corporation pursuant to an amendment to the Articles approved in accordance with the Act.

“Subsidiary” has the meaning ascribed to such term in the Act.

“TSX” means the Toronto Stock Exchange, and includes any successor stock exchange.

“Upper Invest” has the meaning ascribed to such term in the recitals.

“Upper Invest Group” means, collectively, Upper Invest and any Upper Invest Permitted Holder that holds Shares from time to time.

“Upper Invest Nominee” means, in respect of a Director Election Meeting, such individual presented by Upper Invest for election as Director at such meeting;

“Upper Invest Permitted Holder” means any Person that is Controlled or managed by Upper Invest or an Affiliate of Upper Invest.

Section 1.2	Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 1.4	Business Days.

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

Section 1.5	Certain Phrases, etc.

In this Agreement, (a) the words “including”, “includes” and “include” mean “including (or includes or include), without limitation”, (b) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (c) the words “hereof”, “herein”, “hereunder”, “hereto” and similar expressions to this Agreement as a whole and the words “Article” and “Section” refer to an Article of or Section of this Agreement, unless specified otherwise. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from but excluding” and the words “to” and “until” each mean “to and including”.

Section 1.6	Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced.

ARTICLE 2

IMPLEMENTATION OF AGREEMENT AND TERM

Section 2.1	Effectiveness.

This Agreement shall become effective immediately upon consummation of the IPO and the termination of that certain Shareholders Agreement dated as of December 21, 2018, as amended on January 23, 2020, by and among the Corporation and the shareholders party thereto (the “Effective Date”).

Section 2.2	Conflicts.

In the event of any conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement prevail to the extent permitted by Law.

Section 2.3	Corporation Consent.

The Corporation undertakes to carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at Law to do so.

Section 2.4	Term of Agreement.

(1)	Subject to Section 2.4(2), this Agreement terminates on the earliest of:

(a)	the date on which all Shareholder Groups cease to have any right to designate any Nominee under this Agreement pursuant to Section 3.2(1);

(b)	the date on which this Agreement is terminated by written agreement of the Parties; and

(c)	the dissolution or liquidation of the Corporation.

(2)

The obligations of the Parties in Article 1 (Interpretation), Article 5 (Confidentiality) and Article 6 (Miscellaneous) shall continue in full force and effect after the date of termination of this Agreement. The termination of this Agreement shall not affect or prejudice any rights or obligations that have accrued or arisen under this Agreement before the time of termination and such rights and obligations shall survive the termination of this Agreement.

ARTICLE 3

GOVERNANCE MATTERS

Section 3.1	Board Composition and Representation.

(1)

As of the Effective Date, the Board shall consist of eleven (11) Directors. The initial Directors shall be Jacques Bougie, Kevin Chance, Justine Cheng (Chair), Joanna Coles, Steven Lin, Marie Josée Lamothe, Pierre Pirard, Valarie Sheppard, Stephen Trevor, Nicholas Whitley and Timothy Thorpe.

(2)

Subject to compliance with the Act, Canadian Securities Laws and the rules of the NYSE and the TSX, a majority of the Directors shall be Independent, it being understood that the CDPI Nominees shall be independent of CDPI and any of its Affiliates.

Section 3.2	Designation of Nominees.

(1)	The designation of the Nominees by the Board will be determined as follows:

(a)	the Chief Executive Officer;

(b)

as long as a Shareholder Group owns, controls or directs, directly or indirectly, at least 40% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), such Shareholder Group shall be entitled to designate 40% of the Nominees, rounding down to the nearest whole number;

(c)

as long as a Shareholder Group owns, controls or directs, directly or indirectly, at least 30% (but less than 40%) of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), such Shareholder Group shall be entitled to designate 30% of the Nominees, rounding down to the nearest whole number;

(d)

as long as a Shareholder Group owns, controls or directs, directly or indirectly, at least 20% (but less than 30%) of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), such Shareholder Group shall be entitled to designate 20% of the Nominees, rounding down to the nearest whole number;

(e)

as long as a Shareholder Group owns, controls or directs, directly or indirectly, at least 10% (but less than 20%) of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), such Shareholder Group shall be entitled to designate 10% of the Nominees, rounding down to the nearest whole number;

(f)

notwithstanding Section 3.2(1)(b) through Section 3.2(1)(e), as long as the CDPI Group owns, controls or directs, directly or indirectly, at least 15% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), the CDPI Group shall be entitled to designate two (2) Nominees;

(g)

notwithstanding Section 3.2(1)(b) through Section 3.2(1)(e), as long as the Upper Invest Group owns, controls or directs, directly or indirectly, at least 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), the Upper Invest Group shall be entitled to designate one (1) Nominee, and shall not have any additional right to designate a Nominee hereunder; and

(h)	the other Nominees be designated by the Board or any committee thereof pursuant to Section 3.2(3).

(2)

For the avoidance of doubt, upon the first instance where any Shareholder Group owns, controls or directs, directly or indirectly, less than 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), such Shareholder Group shall no longer be entitled to designate any Nominee hereunder.

(3)

Subject to Section 4.1, the selection of Nominees, other than the Cornell Nominees, the CDPI Nominees and the Upper Invest Nominee pursuant to Section 3.2(1) (including when any right to designate a Nominee granted to Cornell, CDPI or Upper Invest has not been exercised pursuant thereto), shall rest with the Board, or any committee thereof, if so determined by the Board.

Section 3.3	Nomination Procedures.

(1)

The Corporation shall timely notify each Shareholder Group having a right to designate one or more Nominee under Section 3.2 of its intention to hold any Director Election Meeting and, in any event, at least 45 days before the date on which the Board approves the proxy circular relating to such Director Election Meeting, which date shall be specified in such notice.

(2)

Each Shareholder Group having a right to designate one or more Nominees under Section 3.2 may timely notify the Corporation of its designated Nominee(s) at least 15 days before the date on which the Board approves the proxy circular relating to the Director Election Meeting. If, prior to the Director Election Meeting, the Nominee of a Shareholder Group is unable or unwilling to serve as a Director, then such Shareholder Group will be entitled to designate a replacement Nominee as soon as reasonably practicable, except where such Shareholder Group would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2.

(3)

For so long as a Shareholder Group has the right to designate one or more Nominees under Section 3.2, the Corporation shall: (a) nominate for election and include in any management information circular, proxy statement and form of proxy relating to a Director Election Meeting (or submit to the shareholders of the Corporation by written consent if applicable) each individual designated as Nominee of such Shareholder Group; (b) solicit proxies from the shareholders of the Corporation in favour of the election of the Nominees of such Shareholder Group in a manner no less favorable than the manner in which the Corporation solicits proxies in favour of the election of other Nominees at any such meting; and (c) take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of any Shareholder Group under Article 3 (Governance Matters).

(4)

Notwithstanding anything in this Agreement to the contrary, a failure by any Shareholder Group to designate any Nominee that it is entitled to designate pursuant to Section 3.2 at any time shall not restrict the ability of such Shareholder Group to (a) designate a Nominee to be appointed by the Board pursuant to Section 3.4(1), or (b) designate any Nominee that it is entitled to designate pursuant to Section 3.2 at any future Director Election Meeting.

Section 3.4	Appointments, Cessation, Resignations and Loss of Rights.

(1)

If any Shareholder Group fails to designate any Nominee that it is entitled to designate pursuant to Section 3.2 prior to a Director Election Meeting, then such Shareholder Group may, subject to having provided prior notice to the Corporation no later than the times by which a Nominee would have needed to be designated under Section 3.3(2), designate one (1) Nominee to be appointed by the Board as soon as reasonably practicable and to the extent permitted by the Articles and the Act, for a term ending at the close of such next following Direction Election Meeting, except where such Shareholder Group would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2.

(2)

If any Nominee of a Shareholder Group resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then such Shareholder Group shall be entitled to designate a replacement to be appointed by the Board as soon as reasonably practicable, except where such Shareholder Group would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2.

(3)

Any Shareholder Group shall cease to have any rights or obligations under this Article 3 (Governance Matters) immediately upon ceasing to have the right to designate any Nominee pursuant to the terms of Section 3.2.

Section 3.5	Committee Appointments.

(1)

Each Party acknowledges and agrees that, subject to applicable Laws (including applicable U.S. securities laws, Canadian Securities Laws and the requirements of the NYSE and the TSX) the Board may, by resolution, constitute one or more committees, each of which shall be comprised of two (2) or more Directors with appropriate qualifications (as determined by the Board from time to time). The Board may dissolve any committee or remove any member of a committee at any time. Subject to Section 3.5(2), all members of the committees of the Board shall be selected by the Board.

(2)

For so long as the Cornell Group is entitled to nominate Nominees under Section 3.2, Cornell shall be entitled, but not obligated, to designate at least one Cornell Nominee for appointment to each of the committees of the Board, other than the audit committee of the Board, subject to compliance with applicable independence requirements under Canadian Securities Laws, the rules of the NYSE and the TSX and the Act.

Section 3.6	Qualifications.

Notwithstanding anything to the contrary in this Agreement, all Directors (including Directors designated by a Shareholder Group in accordance with Section 3.2) shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the Act, Canadian Securities Laws and the rules of the NYSE and the TSX. Neither Shareholder Group shall nominate any individual to be a Director who it believes does not meet the requirements for director nominees as set forth in the applicable policies relating to director qualifications adopted by the Corporation from time to time.

Section 3.7	Compensation, Indemnification.

(1)

The Directors shall be entitled to such compensation as the Board may determine, from time to time, including pursuant to any equity or equity-based compensation plan of the Corporation. Each Director is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and any committees thereof, including without limitation, travel, lodging and meal expenses, and in performing other duties of directors.

(2)

The Corporation will purchase or procure and at all times maintain customary director and officer liability insurance for the benefit of the Directors and officers of the Corporation against such liabilities, in such amounts and on such terms as the Board determines and as are permitted by Law.

(3)

The Corporation will indemnify any Director to the fullest extent permitted by the Act. Nothing in this Agreement limits the right of any Director to claim indemnity apart from the provisions of this Agreement, if the Director is entitled to such indemnity.

Section 3.8	Written Consent or Resolutions.

The provisions of this Article 3 (Governance Matters) applicable to Director Election Meetings shall apply mutatis mutandis to any written consent or resolutions of shareholders relating to the election of Directors.

Section 3.9	Quorum.

As long as Cornell has the right to designate at least three (3) Nominees under Section 3.2, and except where no Director is a Cornell Director, the quorum for a meeting of Directors shall require, in addition to all applicable requirements of the Articles, the presence of at least one Director that is a Cornell Nominee designated and elected or appointed pursuant to Section 3.2 (a “Cornell Director”), and the Parties hereto agree not to transact any business at such meeting of Directors except in compliance with this Section 3.9. If the quorum requirements are not met at the initial meeting and such meeting needs to be adjourned, subject to all applicable requirements of the Articles and provided that the Cornell Directors have been given reasonable notice of the adjourned meeting, any Directors present at the adjourned meeting will constitute a quorum, whether or not a Cornell Director is present at such adjourned meeting.

Section 3.10	Board Observers.

Separate from its rights to designate one or more CDPI Nominees as set forth in Section 3.2(1), for so long as the CDPI Group owns, controls or directs, directly or indirectly, at least 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), CDPI shall have the right to designate one (1) individual as a non-voting observer to the Board (a “Board Observer”), which Board Observer shall be (as of the Effective Date) [●]. The Board Observer designated by CDPI may only be removed and replaced with the prior consent of CDPI. For the avoidance of doubt, such Board Observer need not be independent of CDPI. The Board Observer shall be entitled to attend meetings of the Board and to receive all information provided to the members of the Board (including notices and minutes of previous meetings of the Board); provided, that (a) the Board Observer shall be entitled to attend executive sessions and meetings of any committee of the Board and to receive all information provided in connection with such sessions and meetings to the members of the Board or its committees (including minutes of previous sessions or meetings), in each case, only if invited by the chairperson of the Board or applicable body or committee; (b) the Board Observer shall not be entitled to vote on any matter submitted to the Board or any of its committees nor to offer any motions or resolutions to the Board or such committees; (c) the Corporation may withhold information or materials from the Board Observer and exclude the Board Observer from any meeting or portion thereof if, as determined by the Board in good faith, access to such information or materials or attendance at such meeting would (i) adversely affect the attorney-client or work product privilege between the Corporation and its counsel; or (ii) result in a conflict of interest or is otherwise required to avoid any disclosure that is restricted by any agreement with another Person; and (d) the Board Observer shall be subject to the same obligations as the Directors with respect to confidentiality, conflicts of interest and misappropriation of corporate opportunities (and shall provide, prior to attending any meetings or receiving any information or materials, such agreements, undertakings or assurances to such effect as may be reasonably requested by the Corporation). For the avoidance of doubt, the Board Observer shall not be subject to any fiduciary duty to the Corporation or any duty or personal liability imposed on directors or officers under applicable Law as it relates to salaries, wages or otherwise with respect to the Corporation or any of its Subsidiaries.

ARTICLE 4

BOARD CHANGE AND RESERVED MATTERS

Section 4.1	Board Change and Reserved Matters.

(1)

Board Change. As long as the Cornell Group owns, controls or directs, directly or indirectly, at least 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), notwithstanding anything to the contrary herein or in the Articles, to the extent permitted by the Act and Canadian Securities Laws, in addition to any other approval required by Law, the Corporation shall not make a decision about, take action on or implement an increase or decrease in the authorized number of Directors serving on the Board on or after the Effective Date without the approval of Cornell, taking into consideration the best interests of the Corporation and not to be unreasonably withheld, conditioned or delayed.

(2)	Reserved Matters.

(a)

Except in connection with actions expressly authorized by this Agreement and subject to Section 4.1(2)(b), in addition to any other approval required by Law and until the earlier of (i) the date on which the CDPI Group owns, controls or directs, directly or indirectly, less than 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), and (ii) the date of the fifth (5th) anniversary of the Effective Date, the Corporation agrees to consult CDPI prior to taking any action on or implementing any material change in the operations at the Québec-based facilities of the Corporation and its Subsidiaries (in operation as of the Effective Date), which, for purposes of this Agreement, shall mean any material reduction in the number of full-time employees in Québec.

(b)

Notwithstanding anything to the contrary in Section 4.1(2)(a), CDPI acknowledges and agrees that global expansion has been and remains an essential part of the Corporation’s strategic plan, and to facilitate such expansion, it is possible that the Corporation or any of its Subsidiaries will need to establish regional Headquarters. Accordingly, senior executives of the Corporation have resided and will continue to reside where they can best exercise their functions, and senior executives have been recruited and retained, and will continue to be recruited and retained, based on business needs and individual skills assessment irrespective of the location of such senior executives’ residence or main business office. One of the by-products of the Corporation’s global expansion has been and will continue to be its ability to increase employment at the Québec operations of the Corporation and its Subsidiaries and as such, the Corporation plans to maintain its global corporate Headquarters in Québec, with principal executive offices in Québec and the United States. Although the Corporation does not intend to transfer outside of Québec its global corporate Headquarters or cease to maintain one of its principal executive offices in Québec, it is understood that until the earlier of (i) the date on which the CDPI Group owns, controls or directs, directly or indirectly, less than 10% of the Proportionate Voting Interest in the issued and outstanding Shares (on a non-diluted basis), and (ii) the date of the fifth (5th) anniversary of the Effective Date, CDPI’s written consent shall be requested by the Corporation prior to doing so, and CDPI undertakes that its decision in this regard will be based on commercial principles.

(c)

Notwithstanding Section 4.1(2)(b), the Board will be entitled to approve the transfer outside of Québec of the Corporation’s global corporate Headquarters (and/or approve that a principal executive office cease to be maintained in Québec) without the prior written consent of CDPI, provided that it determines in good faith, after (i) having reasonably discussed such matter with CDPI, and (ii) receipt of written advice from the Corporation’s external counsel to be addressed to the Board (with copy thereof to be communicated to CDPI), that failure from doing so would be incompatible with the fiduciary duties of the Directors under applicable Laws.

ARTICLE 5

CONFIDENTIALITY

Section 5.1	Confidentiality Obligation.

(1)	Each Party agrees to hold in strict confidence all Confidential Information and to procure that its Affiliates hold in strict confidence the Confidential Information. Subject to applicable Law, a

Party may disclose any Confidential Information to any of its Representatives but only to the extent that they need to know the Confidential Information, they have been informed of the confidential nature of the Confidential Information and provided that such Party shall be responsible for the compliance of such Representatives with this Article 5 and applicable U.S. securities laws and Canadian Securities Laws in respect of “insider trading” and “tipping” or such Representatives shall have entered into a confidentiality undertaking for the benefit of the Corporation to hold any such information in strict confidence in accordance with this Article 5 (any such recipient, an “Authorized Recipient”). For purposes hereof, “Confidential Information” means all proprietary, confidential and other non-public information, know-how and data, regardless of the manner in which it is furnished (orally, in writing, electronically or otherwise), relating to or concerning the disclosing Party or its respective businesses, directors, officers or employees (including without limitation, agreements to which any of such Persons is a party, information and material concerning the disclosing Party’s past, present or future customers, suppliers, technology, business methods, industrial secrets, systems, practices, strategies, financial conditions, assets, liabilities, operations, plans, potential financings or transactions or other activities), that is furnished to the other Parties pursuant to this Agreement and/or the Registration Rights Agreement on or after the Effective Date.

(2)

Notwithstanding the foregoing, Confidential Information can be disclosed (a) by Cornell as it deems reasonably relevant to its direct or indirect shareholders and investors for the purpose of its reporting obligations to such Persons or in connection with the solicitation of prospective investors that may invest in Cornell or one or more of its Affiliates, and (b) by CDPI to any of its Representatives for the purpose of its reporting obligations, provided in each case that any such Confidential Information shall be marked as confidential and the Persons to whom such Confidential Information is disclosed are informed of their confidentiality obligations with respect to such Confidential Information.

(3)

Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by such Party, (b) is or becomes available to a Party or any of its Authorized Recipients on a non-confidential basis from a third party source other than any other Party or its Representatives, which source (after reasonable inquiry) is not bound by a duty of confidentiality to any Party or its Representatives, or (c) is independently developed by any Party without the benefit of any other Confidential Information. If any Party or any of its Authorized Recipients is required by Law, a Governmental Entity or any legal or judicial process to disclose any Confidential Information, such Party shall as promptly as reasonably practicable notify the Corporation of such requirement so that the Corporation may, in consultation with the applicable Parties to the extent practicable under the circumstances, at its own expense, oppose such requirement or seek a protective order and request confidential treatment thereof. If such Party or such Authorized Recipient is nonetheless required to disclose any such Confidential Information, such Party or Authorized Recipient may disclose only such portion of such Confidential Information that, in its opinion, after having consulted with its counsel, is legally required to be disclosed without liability hereunder. Notwithstanding anything herein to the contrary, nothing in this Section 5.1 shall (x) prohibit any Party from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the United States Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation or under applicable Canadian Securities Laws, or (y) require notification or prior approval by any Party of any reporting described in clause (x).

Section 5.2	Ownership of Confidential Information.

Nothing in this Agreement or in the disclosure of any Confidential Information will confer any interest in the Confidential Information on a receiving Party. The Parties share a common legal and commercial interest in all Confidential Information which is and remains subject to all applicable privileges, including solicitor-client privilege, anticipation of litigation privilege, work product privilege and privilege in respect of “without prejudice” communications. No waiver of any privilege is implied by the disclosure of Confidential Information to any Party pursuant to the terms of this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.1	Authority; Effect.

Each Party hereto represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound.

Section 6.2	Notices.

Any notice, consent or other communication required or permitted to be given pursuant to this Agreement (each a “Notice”) shall be in writing and shall be sent electronically, hand delivered or sent by prepaid registered mail, in each case addressed as follows:

(a)	if to the Corporation at:

375 Boulevard Roland-Therrien, Suite 210
Longueuil, Québec
J4H 4A6

Attention: Knowlton Development Corporation, Inc. (c/o Nicolas Beugnot)
Email: nbeugnot@kdc-one.com

with a copy (which shall not constitute Notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention: Roshni Banker Cariello and Pedro J. Bermeo
Email: roshni.cariello@davispolk.com and pedro.bermeo@davispolk.com and to:

Stikeman Elliott LLP
1155 René-Lévesque Boulevard West, 41st Floor
Montréal, Québec
H3B 3V2

Attention: Warren Silversmith and David Tardif
Email: wsilversmith@stikeman.com and dtardif@stikeman.com

(b)	if to Cornell at:

Cornell Capital LLC
499 Park Avenue, 21st Floor

New York, NY 10022

Attention: Justine Cheng and Richard Drucker
Email: justine@cornellcapllc.com; richard@cornellcapllc.com

with a copy (which shall not constitute Notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention: Roshni Banker Cariello and Pedro J. Bermeo
Email: roshni.cariello@davispolk.com and pedro.bermeo@davispolk.com

(c)	if to CDPI at:

Caisse de dépôt et placement du Québec
1000, Place Jean-Paul Riopelle
Montreal, Québec
H2Z 2B3

Attention: Alexandre Décary, Managing Director
Email: adecary@cdpq.com

with a copy (which shall not constitute Notice) to:

affairesjuridiques@cdpq.com

and to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Québec
H3A 3N9

Attention: Franziska Ruf and Nicolas Morin
Email: fruf@dwpv.com and nmorin@dwpv.com

(d)	if to Upper Invest at:

PO Box 634
Frances House
Sir William Place
St Peter Port
Guernsey
GY1 3DR

Attention: Philip Hunt, Director - Client Services
Email: philiphunt@equiomgroup.com

with a copy (which shall not constitute Notice) to:

Karlin & Peebles, LLP
5900 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

Attention: Thomas M. Giordano-Lascari
Email: tgiordano@karlinpeebles.com

and to:

McDermott Will & Emery LLP
The McDermott Building
500 North Capitol Street, NW
Washington, DC 20001

Attention: Thomas P. Conaghan
Email: tconaghan@mwe.com

Notice is deemed to be given and received if sent by personal delivery, courier or electronic mail, on the date of delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 6.3	Time of the Essence.

Time is of the essence in this Agreement in all respects.

Section 6.4	Third Party Beneficiaries.

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

Section 6.5	No Agency or Partnership.

Nothing contained in this Agreement makes or constitutes any Party, or any of its directors, officers or employees, the trustee, fiduciary, representative, agent, principal, partner, joint venturer, of any other Party. It is understood that no Party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other Party.

Section 6.6	Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 6.7	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 6.8	Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver of any provision of this Agreement or of any default, breach or non-compliance under this Agreement will be binding unless executed in writing by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 6.9	Entire Agreement.

This Agreement and the Registration Rights Agreement together constitute the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

Section 6.10	Further Assurances.

Each of the Parties agrees to execute and deliver such further and other documents, to cause such meetings to be held, resolutions to be passed and articles to be enacted, to exercise their votes, and to influence and perform, and/or cause to be performed, such further and other acts and things, as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

Section 6.11	Successors and Assigns.

(1)

This Agreement becomes effective only when executed by all of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization, or by any operation of Law.

(2)

Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties, provided however that each of Cornell, CDPI and Upper Invest may assign its rights and obligations hereunder to another member of its respective Shareholder Group, whether or not such assignment is accompanied by a transfer of Shares to such member, provided that such assignee (if not already a party hereto) executes a joinder to this Agreement. For the avoidance of doubt, the transfer by Cornell, CDPI or Upper Invest to another member of its respective Shareholder Group shall not relieve any member of such Shareholder Group from its obligations hereunder.

Section 6.12	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

Section 6.13	Governing Law.

(1)	This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 6.14	Specific Performance.

The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, which may not be calculated or fully or adequately compensated by recovery of damages alone, and that the Parties shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies in addition to any other relief to which they may entitled at law or in equity.

Section 6.15	Counterparts.

This Agreement may be executed by the Parties in separate counterparts, including counterparts by electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Shareholders Agreement as of the date and year first written above.

KNOWLTON DEVELOPMENT CORPORATION, INC.

By:
Name:
Tilte:

[Signature Page to Shareholders Agreement]

CC KDC CO-INVEST LP By: CC Co-Invest GP LLC, its General Partner By: Cornell Capital GP LP, its Sole Member By: Cornell Capital GP GP LLC, its General Partner

By:
Name: Richard A. Drucker
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

CDP INVESTISSEMENTS INC.

By:
Name:
Title:

Name:
Title:

[Signature Page to Shareholders Agreement]

UPPER INVEST LTD.

By:
Name:
Title:

Name:
Title:

[Signature Page to Shareholders Agreement]